January 26, 2010

Securities and Exchange Commission
Washington, D.C. 20549

RE: Truesport Alliances, Ltd. (formerly: Sewell Ventures, Inc.)

We have read the statements that we understand Truesport Alliances, Ltd. (formerly: Sewell Ventures, Inc.) included in Item 4.01 of the Form 8-K report it filed regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

LBB & Associates Ltd., LLP

LBB & ASSOCIATES LTD., LLP